EXHIBIT 99.2

KAR Auction Services, Inc.
Q3 2017 Supplemental Financial Information
October 31, 2017

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$47.0	$28.0	$20.4	$(32.6)	$62.8
Add back:
Income taxes	29.6	15.9	11.6	(19.4)	37.7
Interest expense, net of interest income	(0.4)	—	11.0	30.1	40.7
Depreciation and amortization	28.5	23.1	7.9	6.7	66.2
Intercompany interest	8.9	9.5	(1.6)	(16.8)	—
EBITDA	113.6	76.5	49.3	(32.0)	207.4
Intercompany charges	2.5	—	—	(2.5)	—
Non-cash stock-based compensation	1.9	1.0	0.7	2.5	6.1
Acquisition related costs	1.3	—	—	0.2	1.5
Securitization interest	—	—	(8.7)	—	(8.7)
Minority interest	1.6	—	—	—	1.6
Other	1.1	0.3	—	—	1.4
Total addbacks	8.4	1.3	(8.0)	0.2	1.9
Adjusted EBITDA	$122.0	$77.8	$41.3	$(31.8)	$209.3

	Three Months Ended September 30, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$43.5	$22.0	$21.6	$(32.7)	$54.4
Add back:
Income taxes	26.3	12.5	13.2	(20.2)	31.8
Interest expense, net of interest income	(0.2)	—	8.7	27.6	36.1
Depreciation and amortization	25.3	21.9	7.8	5.5	60.5
Intercompany interest	9.4	9.4	(8.7)	(10.1)	—
EBITDA	104.3	65.8	42.6	(29.9)	182.8
Intercompany charges	2.3	—	—	(2.3)	—
Non-cash stock-based compensation	1.1	0.6	0.5	2.5	4.7
Acquisition related costs	1.2	0.1	—	—	1.3
Securitization interest	—	—	(7.2)	—	(7.2)
Minority interest	1.1	—	—	—	1.1
(Gain)/Loss on asset sales	0.4	0.1	—	0.8	1.3
Other	1.2	(0.4)	—	—	0.8
Total addbacks	7.3	0.4	(6.7)	1.0	2.0
Adjusted EBITDA	$111.6	$66.2	$35.9	$(28.9)	$184.8

	Nine Months Ended September 30, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$152.0	$97.5	$61.6	$(121.9)	$189.2
Add back:
Income taxes	92.4	54.5	35.9	(77.1)	105.7
Interest expense, net of interest income	(0.4)	—	31.8	89.4	120.8
Depreciation and amortization	82.5	69.2	23.5	20.0	195.2
Intercompany interest	27.1	28.3	(20.1)	(35.3)	—
EBITDA	353.6	249.5	132.7	(124.9)	610.9
Intercompany charges	7.6	—	—	(7.6)	—
Non-cash stock-based compensation	5.1	2.8	1.8	7.8	17.5
Loss on extinguishment of debt	—	—	—	27.5	27.5
Acquisition related costs	3.8	—	—	1.3	5.1
Securitization interest	—	—	(25.0)	—	(25.0)
Minority interest	4.3	—	—	—	4.3
Other	3.2	(0.2)	0.1	—	3.1
Total addbacks	24.0	2.6	(23.1)	29.0	32.5
Adjusted EBITDA	$377.6	$252.1	$109.6	$(95.9)	$643.4

	Nine Months Ended September 30, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$129.0	$72.1	$68.6	$(92.8)	$176.9
Add back:
Income taxes	76.7	42.5	41.8	(54.8)	106.2
Interest expense, net of interest income	(0.1)	—	24.7	75.9	100.5
Depreciation and amortization	72.6	64.4	23.4	15.5	175.9
Intercompany interest	32.4	28.3	(25.1)	(35.6)	—
EBITDA	310.6	207.3	133.4	(91.8)	559.5
Intercompany charges	7.8	0.3	—	(8.1)	—
Non-cash stock-based compensation	3.4	1.9	1.4	8.4	15.1
Loss on extinguishment of debt	—	—	—	4.0	4.0
Acquisition related costs	3.6	0.2	0.1	3.3	7.2
Securitization interest	—	—	(20.3)	—	(20.3)
Minority interest	2.7	—	—	—	2.7
(Gain)/Loss on asset sales	1.1	0.2	—	0.8	2.1
Other	2.3	(1.2)	—	—	1.1
Total addbacks	20.9	1.4	(18.8)	8.4	11.9
Adjusted EBITDA	$331.5	$208.7	$114.6	$(83.4)	$571.4

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	September 30, 2017

Net income (loss)	$45.5	$69.2	$57.2	$62.8	$234.7
Add back:
Income taxes	26.7	34.1	33.9	37.7	132.4
Interest expense, net of interest income	37.9	40.2	39.9	40.7	158.7
Depreciation and amortization	64.7	64.5	64.5	66.2	259.9
EBITDA	174.8	208.0	195.5	207.4	785.7
Non-cash stock-based compensation	4.0	6.0	5.4	6.1	21.5
Loss on extinguishment of debt	1.4	—	27.5	—	28.9
Acquisition related costs	1.4	2.1	1.5	1.5	6.5
Securitization interest	(7.7)	(8.1)	(8.2)	(8.7)	(32.7)
Minority interest	1.1	1.7	1.0	1.6	5.4
(Gain)/Loss on asset sales	0.3	0.5	0.2	0.3	1.3
Other	1.2	0.4	0.6	1.1	3.3
Total addbacks	1.7	2.6	28.0	1.9	34.2
Adjusted EBITDA	$176.5	$210.6	$223.5	$209.3	$819.9

Segment Results

Impact of Foreign Currency
The strengthening of the Canadian dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended September 30, 2017, fluctuations in the Canadian exchange rate increased revenue by $3.9 million, operating profit by $1.4 million, net income by $0.8 million and net income per diluted share by less than $0.01. For the nine months ended September 30, 2017, fluctuations in the Canadian exchange rate increased revenue by $2.8 million, operating profit by $1.0 million, net income by $0.6 million and net income per diluted share by less than $0.01.
ADESA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per vehicle amounts)	2017	2016	2017	2016
ADESA revenue	$477.1	$457.4	$1,464.3	$1,323.0
Cost of services*	272.6	269.5	842.2	767.1
Gross profit*	204.5	187.9	622.1	555.9
Selling, general and administrative	87.6	80.6	260.1	237.8
Depreciation and amortization	28.5	25.3	82.5	72.6
Operating profit	$88.4	$82.0	$279.5	$245.5

Vehicles sold	788,000	732,000	2,436,000	2,185,000
Physical auction vehicles sold	547,000	552,000	1,735,000	1,619,000
Online only vehicles sold	241,000	180,000	701,000	566,000
Dealer consignment mix at physical auctions	47%	50%	46%	48%
Conversion rate at North American physical auctions	61.3%	57.2%	61.4%	59.0%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$781	$758	$761	$746
Online only revenue per vehicle sold, excluding ADESA Assurance Program vehicles	$112	$108	$109	$109

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended September 30, 2017 and 2016
Revenue
Revenue from ADESA increased $19.7 million, or 4%, to $477.1 million for the three months ended September 30, 2017, compared with $457.4 million for the three months ended September 30, 2016. The increase in revenue was primarily a result of an 8% increase in the number of vehicles sold (5% increase excluding acquisitions), partially offset by a 3% decrease in average revenue per vehicle sold as the mix of vehicles sold online increased as compared to the number of vehicles sold at physical auction. Businesses acquired in the last 12 months accounted for an increase in revenue of $12.9 million. Revenue increased $2.8 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 16% increase in institutional volume (15% increase excluding acquisitions), including vehicles sold on our online only platform, partially offset by a 6% decrease in dealer consignment units sold (9% decrease excluding acquisitions) for the three months ended September 30, 2017 compared with the three months ended September 30, 2016. Online sales volume for ADESA represented approximately 45% of the total vehicles sold in the third quarter of 2017, compared with approximately 40% in the third quarter of 2016. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Upstream and midstream selling represent online only sales, which accounted for approximately 69% of ADESA's online sales volume.

ADESA sold approximately 241,000 and 180,000 vehicles through its online only offerings in the third quarter of 2017 and 2016, respectively, of which approximately 120,000 and 101,000 represented vehicle sales to grounding dealers in the third quarter of 2017 and 2016, respectively. For the three months ended September 30, 2017, dealer consignment vehicles represented approximately 47% of used vehicles sold at ADESA physical auction locations, compared with approximately 50% for the three months ended September 30, 2016. Vehicles sold at physical auction locations decreased 1% (4% decrease excluding acquisitions) in the third quarter of 2017, compared with the third quarter of 2016. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 61.3% for the three months ended September 30, 2017, compared with 57.2% for the three months ended September 30, 2016.
Physical auction revenue per vehicle sold increased $23, or 3%, to $781 for the three months ended September 30, 2017, compared with $758 for the three months ended September 30, 2016. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in auction fees related to higher average transaction prices, revenue from certain businesses acquired and an increase in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $1 to $128 for the three months ended September 30, 2017, compared with $127 for the three months ended September 30, 2016. The increase in online only auction revenue per vehicle sold was attributable to fluctuations in the Canadian exchange rate. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle sold increased to $112 from $108 for the three months ended September 30, 2017 and 2016, respectively.
Gross Profit
For the three months ended September 30, 2017, gross profit for ADESA increased $16.6 million, or 9%, to $204.5 million, compared with $187.9 million for the three months ended September 30, 2016. Gross profit for ADESA was 42.9% of revenue for the three months ended September 30, 2017, compared with 41.1% of revenue for the three months ended September 30, 2016. The increase in gross profit percentage was mainly attributable to the increase in online only volume and reduction in physical auction volumes. Online only sales have a higher gross profit percentage than physical auction sales.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $7.0 million, or 9%, to $87.6 million for the three months ended September 30, 2017, compared with $80.6 million for the three months ended September 30, 2016, primarily due to increases in selling, general and administrative expenses associated with acquired businesses of $3.6 million, non-income based taxes of $0.8 million, stock-based compensation expense of $0.8 million, compensation expense of $0.6 million, fluctuations in the Canadian exchange rate of $0.5 million and other expenses aggregating $1.6 million, partially offset by a decrease in marketing expenses of $0.9 million.
Overview of ADESA Results for the Nine Months Ended September 30, 2017 and 2016
Revenue
Revenue from ADESA increased $141.3 million, or 11%, to $1,464.3 million for the nine months ended September 30, 2017, compared with $1,323.0 million for the nine months ended September 30, 2016. The increase in revenue was primarily a result of an 11% increase in the number of vehicles sold (5% increase excluding acquisitions), partially offset by a 1% decrease in average revenue per vehicle sold as the mix of vehicles sold online increased as compared to the number of vehicles sold at physical auction. Businesses acquired accounted for an increase in revenue of $79.6 million. Revenue increased $2.1 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an 18% increase in institutional volume (13% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 1% increase in dealer consignment units sold (7% decrease excluding acquisitions) for the nine months ended September 30, 2017 compared with the nine months ended September 30, 2016. Online sales volume for ADESA represented approximately 44% of the total vehicles sold in the first nine months of 2017, compared with approximately 39% in the first nine months of 2016. Upstream and midstream selling represent online only sales, which accounted for approximately 66% of ADESA's online sales volume. ADESA sold approximately 701,000 and 566,000 vehicles through its online only offerings in the first nine months of 2017 and 2016, respectively, of which approximately 355,000 and 298,000 represented vehicle sales to grounding dealers in the first nine months of 2017 and 2016, respectively. For the nine months ended September 30, 2017, dealer consignment vehicles represented approximately 46% of used vehicles sold at ADESA physical auction locations, compared with approximately 48% for the nine months ended September 30, 2016. Vehicles sold at physical auction locations increased 7% (1% decrease excluding acquisitions) in the first nine months of 2017, compared with the first nine months of 2016. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 61.4% for the nine months ended September 30, 2017, compared with 59.0% for the nine months ended September 30, 2016.
Physical auction revenue per vehicle sold increased $15, or 2%, to $761 for the nine months ended September 30, 2017, compared with $746 for the nine months ended September 30, 2016. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in auction fees related to higher average transaction prices and an increase in lower margin ancillary and other related services revenue, and an increase in physical auction revenue per vehicle sold of $1 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $2 to $124 for the nine months ended September 30, 2017, compared with $122 for the nine months ended September 30, 2016. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle sold was $109 for the nine months ended September 30, 2017 and 2016.
Gross Profit
For the nine months ended September 30, 2017, gross profit for ADESA increased $66.2 million, or 12%, to $622.1 million, compared with $555.9 million for the nine months ended September 30, 2016. Gross profit for ADESA was 42.5% of revenue for the nine months ended September 30, 2017, compared with 42.0% of revenue for the nine months ended September 30, 2016. The increase in gross profit percentage was mainly attributable to the increased mix of online only volume. Online only sales have a higher gross profit percentage than physical auction sales.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $22.3 million, or 9%, to $260.1 million for the nine months ended September 30, 2017, compared with $237.8 million for the nine months ended September 30, 2016, primarily due to increases in selling, general and administrative expenses associated with acquired businesses of $16.8 million, compensation expense of $6.7 million, stock-based compensation expense of $1.7 million, information technology costs of $0.9 million, benefit-related expenses of $0.8 million, non-income based taxes of $0.7 million and other expenses aggregating $4.0 million, partially offset by decreases in incentive-based compensation expense of $5.6 million, marketing expenses of $1.7 million, professional fees of $1.1 million and bad debt expense of $0.9 million.

IAA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2017	2016	2017	2016
IAA revenue	$287.7	$261.0	$883.8	$795.4
Cost of services*	184.8	168.5	555.4	509.3
Gross profit*	102.9	92.5	328.4	286.1
Selling, general and administrative	26.5	26.7	79.9	78.9
Depreciation and amortization	23.1	21.9	69.2	64.4
Operating profit	$53.3	$43.9	$179.3	$142.8

Vehicles sold	562,000	516,000	1,733,000	1,573,000
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended September 30, 2017 and 2016
Revenue
Revenue from IAA increased $26.7 million, or 10%, to $287.7 million for the three months ended September 30, 2017, compared with $261.0 million for the three months ended September 30, 2016. The increase in revenue was a result of an increase in vehicles sold of approximately 9% for the three months ended September 30, 2017 and an increase in revenue of $0.8 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease of $5.0 million from HBC and a decrease in revenue of $0.1 million due to fluctuations in the U.K. exchange rate. Revenue per vehicle sold increased 1% for the three months ended September 30, 2017 compared with the three months ended September 30, 2016. IAA's North American same-store total loss vehicle inventory increased approximately 12% (3% increase excluding catastrophe vehicles) at September 30, 2017, as compared to September 30, 2016. Vehicles sold under purchase agreements were approximately 5% and 7% of total salvage vehicles sold for the three months ended September 30, 2017 and 2016, respectively. Online sales volumes for IAA for the three months ended September 30, 2017 and 2016 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended September 30, 2017, gross profit at IAA increased to $102.9 million, or 35.8% of revenue, compared with $92.5 million, or 35.4% of revenue, for the three months ended September 30, 2016. The increase in gross profit was mainly attributable to a 10% increase in revenue, partially offset by an 10% increase in cost of services, which included costs associated with purchase contract vehicles, Hurricanes Harvey and Irma and volume growth.
Excluding HBC, IAA's gross profit margin was 36.3% and 36.6% for the three months ended September 30, 2017 and 2016, respectively. For the three months ended September 30, 2017 and 2016, HBC had revenue of approximately $7.3 million and $12.3 million, respectively, and cost of services of approximately $6.3 million and $10.8 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts.
IAA incurred approximately $4.3 million in extra costs, net of revenue, in the third quarter of 2017 related to catastrophic events in Texas and Florida. Excluding these extra costs (and HBC as noted above), IAA's gross profit margin was 37.9% for the three months ended September 30, 2017. IAA incurred significant costs in Texas and Florida in response to Hurricanes Harvey and Irma. Costs were incurred for real estate, security, lot operations and related support. These costs were incurred in advance of revenue, which will be realized in subsequent quarters as the total loss vehicles are sold. IAA expects to recover the excess costs incurred in the third quarter of 2017 as vehicles are sold in the fourth quarter of 2017 and first quarter of 2018.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $0.2 million, or 1%, to $26.5 million for the three months ended September 30, 2017, compared with $26.7 million for the three months ended September 30, 2016. The decrease in selling, general and administrative expenses was primarily attributable to decreases in employee related and marketing expenses in the aggregate of $0.9 million, professional fees of $0.4 million and other expenses aggregating $0.9 million, partially offset by increases in compensation expense of $1.0 million, incentive-based compensation expense of $0.6 million and stock-based compensation expense of $0.4 million.
Overview of IAA Results for the Nine Months Ended September 30, 2017 and 2016
Revenue
Revenue from IAA increased $88.4 million, or 11%, to $883.8 million for the nine months ended September 30, 2017, compared with $795.4 million for the nine months ended September 30, 2016. The increase in revenue was a result of an increase in vehicles sold of approximately 10% for the nine months ended September 30, 2017 and an increase in revenue of $0.6 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease of $9.3 million from HBC and a decrease in revenue of $2.9 million due to fluctuations in the U.K. exchange rate. Revenue per vehicle sold increased 1% for the nine months ended September 30, 2017 compared with the nine months ended September 30, 2016. Vehicles sold under purchase agreements were approximately 5% and 7% of total salvage vehicles sold for the nine months ended September 30, 2017 and 2016, respectively. Online sales volumes for IAA for the nine months ended September 30, 2017 and 2016 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the nine months ended September 30, 2017, gross profit at IAA increased to $328.4 million, or 37.2% of revenue, compared with $286.1 million, or 36.0% of revenue, for the nine months ended September 30, 2016. The increase in gross profit was mainly attributable to an 11% increase in revenue, partially offset by a 9% increase in cost of services, which included costs associated with purchase contract vehicles, Hurricanes Harvey and Irma and volume growth.
Excluding HBC, IAA's gross profit margin was 38.0% and 37.3% for the nine months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017 and 2016, HBC had revenue of approximately $30.3 million and $39.6 million, respectively, and cost of services of approximately $26.1 million and $35.7 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts.
IAA incurred approximately $4.3 million in extra costs, net of revenue, for the nine months ended September 30, 2017 related to catastrophic events in Texas and Florida. Excluding these extra costs (and HBC as noted above), IAA's gross profit margin was 38.5% for the nine months ended September 30, 2017. IAA incurred significant costs in Texas and Florida in response to Hurricanes Harvey and Irma. Costs were incurred for real estate, security, lot operations and related support. These costs were incurred in advance of revenue, which will be realized in subsequent quarters as the total loss vehicles are sold. IAA expects to recover the excess costs incurred in the third quarter of 2017 as vehicles are sold in the fourth quarter of 2017 and first quarter of 2018.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $1.0 million, or 1%, to $79.9 million for the nine months ended September 30, 2017, compared with $78.9 million for the nine months ended September 30, 2016. The increase in selling, general and administrative expenses was primarily attributable to increases in compensation expense of $2.8 million, incentive-based compensation expense of $1.5 million and stock-based compensation expense of $0.8 million, partially offset by decreases in employee related and marketing expenses in the aggregate of $1.0 million, professional fees of $1.2 million, bad debt expense of $0.4 million, non-income based taxes of $0.4 million and other expenses aggregating $1.1 million.

AFC Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2017	2016	2017	2016
AFC revenue	$78.2	$71.2	$219.5	$218.0
Cost of services*	21.8	21.5	64.5	62.7
Gross profit*	56.4	49.7	155.0	155.3
Selling, general and administrative	7.2	7.1	22.4	21.9
Depreciation and amortization	7.9	7.8	23.5	23.4
Operating profit	$41.3	$34.8	$109.1	$110.0

Loan transactions	402,000	426,000	1,274,000	1,301,000
Revenue per loan transaction, excluding “Other service revenue”	$174	$148	$153	$149
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended September 30, 2017 and 2016
Revenue
For the three months ended September 30, 2017, AFC revenue increased $7.0 million, or 10%, to $78.2 million, compared with $71.2 million for the three months ended September 30, 2016. The increase in revenue was the result of a decrease in the provision for credit losses to 1.1% of the average managed receivables for the three months ended September 30, 2017 and a 4% increase in "Other service revenue" generated by PWI. In addition, managed receivables increased to $1,809.2 million at September 30, 2017 from $1,785.4 million at September 30, 2016.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $26, or 18%. The decrease in provision for credit losses, which is a reduction of revenue, resulted in an increase in revenue per loan transaction of $7 for the three months ended September 30, 2017. The remaining $19 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses decreased to 1.1% from 1.8% of the average managed receivables for the three months ended September 30, 2017 compared with the three months ended September 30, 2016. The provision for credit losses is expected to be approximately 1.75% to 2.25% of the average managed receivables balance for 2017. For 2017, the provision for credit losses was above the stated range for the first half of the year, with continued improvement expected in the second half of the year.
Gross Profit
For the three months ended September 30, 2017, gross profit for the AFC segment increased $6.7 million, or 13%, to $56.4 million, or 72.1% of revenue, compared with $49.7 million, or 69.8% of revenue, for the three months ended September 30, 2016, primarily as a result of a 10% increase in revenue, related to the decreased provision for credit losses, partially offset by a 1% increase in cost of services. The increase in cost of services was the result of increases in incentive based compensation expense of $0.4 million, collection costs of $0.3 million and other expenses aggregating $0.2 million, partially offset by decreases in PWI expenses of $0.6 million. The floorplan lending business gross profit margin percentage increased from 76.7% to 77.7%. The floorplan lending business excludes PWI.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.1 million, or 1%, to $7.2 million for the three months ended September 30, 2017, compared with $7.1 million for the three months ended September 30, 2016. Increases in compensation expense and stock-based compensation expense aggregating $0.4 million were partially offset by a decrease in other expenses aggregating $0.3 million.

Overview of AFC Results for the Nine Months Ended September 30, 2017 and 2016
Revenue
For the nine months ended September 30, 2017, AFC revenue increased $1.5 million, or 1%, to $219.5 million, compared with $218.0 million for the nine months ended September 30, 2016. The increase in revenue was the result of a 3% increase in revenue per loan transaction and a 5% increase in "Other service revenue" generated by PWI, partially offset by an increase in the provision for credit losses to 2.1% of the average managed receivables for the nine months ended September 30, 2017. In addition, managed receivables increased to $1,809.2 million at September 30, 2017 from $1,785.4 million at September 30, 2016.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $4, or 3%. The provision for credit losses, which is a reduction of revenue, resulted in a reduction of revenue per loan transaction of $7 for the nine months ended September 30, 2017. The remaining $11 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses increased to 2.1% from 1.5% of the average managed receivables for the nine months ended September 30, 2017 compared with the nine months ended September 30, 2016. The provision for credit losses is expected to be approximately 1.75% to 2.25% of the average managed receivables balance for 2017. For 2017, the provision for credit losses was above the stated range for the first half of the year, with continued improvement expected in the second half of the year.
Gross Profit
For the nine months ended September 30, 2017, gross profit for the AFC segment decreased $0.3 million, or less than 1%, to $155.0 million, or 70.6% of revenue, compared with $155.3 million, or 71.2% of revenue, for the nine months ended September 30, 2016, primarily as a result of a 3% increase in cost of services, partially offset by a 1% increase in revenue, which includes the increased provision for credit losses. The increase in cost of services was the result of increases in compensation expense of $1.0 million, lot checks of $0.9 million, collection costs of $0.6 million and other expenses aggregating $0.1 million, partially offset by decreases in PWI expenses of $0.8 million. The floorplan lending business gross profit margin percentage decreased from 78.0% to 76.7%. The floorplan lending business excludes PWI.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.5 million, or 2%, to $22.4 million for the nine months ended September 30, 2017, compared with $21.9 million for the nine months ended September 30, 2016. The increase was primarily attributable to increases in compensation expense and stock-based compensation expense aggregating $1.1 million and other expenses aggregating $0.1 million, partially offset by a decrease in incentive-based compensation expense of $0.7 million.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	September 30, 2017	December 31, 2016	September 30, 2016
Cash and cash equivalents	$432.1	$201.8	$323.1
Restricted cash	18.6	17.9	15.4
Working capital	826.5	506.2	650.4
Amounts available under Credit Facility*	350.0	219.5	300.0
Cash flow from operations for the nine months ended	487.9		290.9
* KAR Auction Services, Inc. has a $350 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $35.9 million, $29.7 million, and $29.7 million at September 30, 2017, December 31, 2016 and September 30, 2016, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the nine months ended September 30, 2017, the company used cash of $110.1 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2017	2016
Net cash provided by (used by):
Operating activities	$487.9	$290.9
Investing activities	(201.0)	(630.9)
Financing activities	(73.1)	505.4
Effect of exchange rate on cash	16.5	2.7
Net increase in cash and cash equivalents	$230.3	$168.1
Cash flow from operating activities was $487.9 million for the nine months ended September 30, 2017, compared with $290.9 million for the nine months ended September 30, 2016. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends and increased profitability adjusted for non-cash items.
Net cash used by investing activities was $201.0 million for the nine months ended September 30, 2017, compared with $630.9 million for the nine months ended September 30, 2016. The decrease in net cash used by investing activities was primarily attributable to:

•	a decrease in cash used for acquisitions of approximately $307.5 million; and

•	a decrease in the additional finance receivables held for investment of approximately $120.2 million.
Net cash used by financing activities was $73.1 million for the nine months ended September 30, 2017, compared with net cash provided by financing activities of $505.4 million for the nine months ended September 30, 2016. The decrease in net cash from financing activities was primarily attributable to:

•	a decrease in net cash received of $333.5 million from the refinancing and repayment activities in 2017 compared with 2016;

•	a decrease in the additional obligations collateralized by finance receivables of approximately $111.8 million;

•	common stock repurchases in 2017 of approximately $100.0 million; and

•	an increase in dividend payments of $14.5 million.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA, free cash flow and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), gains/losses associated with step acquisitions, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.